Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Reports Q4 GAAP Earnings per Diluted Share of $1.61 versus $0.74 in Q4 2018

Reports Q4 Adjusted Earnings per Diluted Share of $1.85 versus $1.10 in Q4 2018

Defers Fiscal 2020 Guidance due to Heightened Uncertainty Regarding the Evolving COVID-19 Pandemic

Secaucus, New Jersey – March 17, 2020 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourth quarter and fiscal year ended February 1, 2020.

Jane Elfers, President and Chief Executive Officer announced, “We delivered Q4 EPS significantly above the high-end of our guided range. Sales exceeded our expectations with our digital business representing 31% of our total sales in Q4.”

Ms. Elfers said, “We successfully launched the Gymboree brand on February 12th, and received a very positive initial response from the customer. Our consolidated comp was running up low-single digits through the first five weeks of Q1, despite the early impact from COVID-19. However, since then, the impact on demand from the evolving COVID-19 pandemic has become significantly greater. We have taken preventative measures across all of our stores in the U.S. and Canada through a combination of store closures and reduced hours based on direction from local government officials and health authorities to ensure the safety and well-being of our associates and our customers. As a result of the uncertainty surrounding the impact and duration of the COVID-19 pandemic, we will not be providing forward guidance at this time.”

Ms. Elfers continued, “With respect to our supply chain, due to our long-standing diversification strategy, our outstanding team, and our strong vendor partnerships, we currently do not foresee any issues with product deliveries or product delays as a result of the disruption in China.”

Ms. Elfers concluded, “While we are in an uncertain period, the underlying fundamentals of our business are strong. We are confident that our management team will continue to focus on and execute against our key strategic growth initiatives, uniquely positioning us to continue to capture profitable market share, generate strong cash flow, increase returns on our invested capital, and create value for our shareholders in the years ahead.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Fourth Quarter 2019 Results

Net sales decreased 3.3% to $513.0 million in the three months ended February 1, 2020 from $530.6 million in the three months ended February 2, 2019, primarily as a result of a comparable retail sales decrease of 3.6%.

Net income was $24.2 million, or $1.61 per diluted share, in the three months ended February 1, 2020, compared to net income of $12.0 million, or $0.74 per diluted share, in the three months ended February 2, 2019. Adjusted net income was $28.0 million, or $1.85 per diluted share, compared to adjusted net income of $17.9 million, or $1.10 per diluted share, in the comparable period last year.

1

Gross profit was $166.4 million in the three months ended February 1, 2020, compared to $164.3 million in the three months ended February 2, 2019. Adjusted gross profit was $166.9 million in the three months ended February 1, 2020, compared to $166.9 million in the comparable period last year, and leveraged 100 basis points to 32.5% of net sales, primarily as a result of increased merchandise margins, partly offset by the deleverage of fixed expenses resulting from the decline in comparable retail sales, and increased penetration of our ecommerce business, which operates at a lower gross margin rate.

Selling, general, and administrative expenses were $113.2 million in the three months ended February 1, 2020, compared to $132.5 million in the three months ended February 2, 2019. Adjusted SG&A was $113.0 million in the three months ended February 1, 2020, compared to $128.3 million in the comparable period last year, and leveraged 220 basis points to 22.0% of net sales, primarily as a result of lower incentive compensation, and a reduction in expenses associated with our transformation initiatives, partly offset by the deleverage of fixed expenses resulting from the decline in comparable retail sales.

Operating income was $29.5 million in the three months ended February 1, 2020, compared to operating income of $13.6 million in the three months ended February 2, 2019. Adjusted operating income was $35.4 million in the three months ended February 1, 2020, compared to adjusted operating income of $21.8 million in the comparable period last year, and leveraged 280 basis points to 6.9% of net sales.

The effective tax rate was 12.6% in the three months ended February 1, 2020, compared to an effective tax rate of 6.9% in the three months ended February 2, 2019. The adjusted effective tax rate was 16.8% in the three months ended February 1, 2020, compared to an adjusted effective tax rate of 15.4% in the three months ended February 2, 2019. While the adjusted effective tax rate was higher than the comparable period last year, it was lower than expected due to a favorable geographic mix of income and lower non-deductible executive compensation expense.

For the three months ended February 1, 2020, the Company’s adjusted results exclude net expenses of approximately $3.7 million, as compared to excluded net expenses of approximately $5.8 million in the three months ended February 2, 2019, comprising certain items, which the Company believes are not reflective of the performance of its core business. For the three months ended February 1, 2020, these excluded items are primarily related to asset impairment charges, fleet optimization costs, costs incurred in connection with the integration of the Gymboree brand, restructuring costs, and accelerated depreciation, partly offset by a reversal of a provision for foreign exchange penalties. For the three months ended February 2, 2019, these excluded items primarily related to omni-channel fulfillment operational inefficiencies, accelerated depreciation, restructuring costs, consulting costs for organizational design efforts, state tax audit costs, asset impairment charges, and costs incurred in connection with the review of the Company’s warehouse and distribution network.

Fiscal 2019 Results

Net sales decreased 3.5% to $1.871 billion in the twelve months ended February 1, 2020 from $1.938 billion in the twelve months ended February 2, 2019, primarily as a result of a comparable retail sales decrease of 2.7%.

Net income was $73.3 million, or $4.68 per diluted share, in the twelve months ended February 1, 2020, compared to net income of $101.0 million, or $6.01 per diluted share, in the twelve months ended February 2, 2019. Adjusted net income was $83.8 million, or $5.36 per diluted share, compared to adjusted net income of $113.4 million, or $6.75 per diluted share, in the comparable period last year.

Gross profit was $655.3 million in the twelve months ended February 1, 2020, compared to $683.6 million in the twelve months ended February 2, 2019. Adjusted gross profit was $655.3 million in the twelve months ended February 1, 2020, compared to $687.4 million in the comparable period last year, and deleveraged 50 basis points to 35.0% of net sales, primarily as a result of the deleverage of fixed expenses resulting from the decline in comparable retail sales, and increased penetration of our ecommerce business, which operates at a lower gross margin rate, partly offset by increased merchandise margins.

2

Selling, general, and administrative expenses were $478.1 million in the twelve months ended February 1, 2020, compared to $498.3 million in the twelve months ended February 2, 2019. Adjusted SG&A was $472.3 million in the twelve months ended February 1, 2020, compared to $491.3 million in the comparable period last year, and leveraged 10 basis points to 25.2% of net sales, primarily as a result of a reduction in expenses associated with our transformation initiatives, and lower incentive compensation, partly offset by the deleverage of fixed expenses resulting from the decline in comparable retail sales.

Operating income was $96.4 million in the twelve months ended February 1, 2020, compared to operating income of $111.3 million in the twelve months ended February 2, 2019. Adjusted operating income was $111.3 million in the twelve months ended February 1, 2020, compared to adjusted operating income of $128.5 million in the comparable period last year, and deleveraged 60 basis points to 6.0% of net sales.

For the twelve months ended February 1, 2020, the Company’s adjusted results exclude net expenses of approximately $10.5 million, as compared to excluded net expenses of approximately $12.4 million in the twelve months ended February 2, 2019, comprising certain items, which the Company believes are not reflective of the performance of its core business. For the twelve months ended February 1, 2020, these excluded items are primarily related to asset impairment charges, accelerated depreciation, restructuring costs, fleet optimization costs, costs incurred in connection with the integration of the Gymboree brand, and distribution facility start-up costs, partly offset by a reversal of a provision for foreign exchange penalties. For the twelve months ended February 2, 2019, these excluded items are primarily related to asset impairment charges, omni-channel fulfillment operational inefficiencies, restructuring costs, consulting costs for organizational design efforts, accelerated depreciation, costs incurred in connection with the review of the Company’s warehouse and distribution network, system transition costs, and a provision for an insurance claim deductible, partly offset by a state sales and use tax audit settlement, an insurance claim settlement and other income.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company opened two stores and closed 33 stores in the three months ended February 1, 2020. The Company ended the quarter with 924 stores and square footage of 4.3 million, a decrease of 4.0% compared to the prior year. Since our fleet optimization initiative was announced in 2013, the Company has closed 271 stores.

The Company’s international franchise partners opened six net new points of distribution in the three months ended February 1, 2020, and the Company ended the quarter with 266 international points of distribution open and operated by its eight franchise partners in 19 countries.

Capital Return Program

During the three months ended February 1, 2020, the Company repurchased 557 thousand shares for approximately $38 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $8 million, or $0.56 per share, in the quarter.

During fiscal 2019, the Company repurchased approximately 1.6 million shares for approximately $131 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid quarterly dividends totaling approximately $35 million in the twelve months ended February 1, 2020.

Since 2009, the Company has repurchased approximately $1.25 billion of its common stock and, since 2014, paid approximately $135 million in dividends. At the end of the fourth quarter of 2019, approximately $108 million remained available for future share repurchases under the Company’s existing share repurchase program.

3

Liquidity

The Company generated approximately $178 million in operating cash flow for the twelve months ended February 1, 2020, which supported $166 million in capital return to investors. The Company enters fiscal 2020 with approximately $68 million of cash and cash equivalents and no long-term debt, and $171 million outstanding on its $325 million revolving credit facility. In addition, the revolving credit facility provides for an additional $50 million of liquidity through an uncommitted accordion feature.

Outlook

As a result of the heightened uncertainty regarding the evolving COVID-19 pandemic, the Company is deferring its fiscal 2020 financial guidance and cancelling its webcast review and conference call scheduled for Thursday, March 19, 2020 at 8:00 a.m. Eastern Time.

In response to the ongoing uncertainty, the Company has implemented strategic cost reduction strategies, including reducing capital expenditures, across all functional areas. Inventory management will continue to be a strategic focus for the Company. Additionally, the Company’s capital return program, inclusive of share repurchases and dividends, has been temporarily suspended. The Company maintains strong, long-term relationships with its vendors, landlords, and banking partners, which helps support its ability to navigate challenging times.

Conference Call Information

The Children’s Place has cancelled its conference call scheduled for Thursday, March 19, 2020 at 8:00 a.m. Eastern Time due to the ongoing uncertainty regarding the COVID-19 pandemic.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expense, adjusted operating income, and adjusted operating margin are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP results as one of the metrics to measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place,” and “Gymboree” brand names. As of February 1, 2020, the Company operated 924 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 266 international points of distribution open and operated by its eight franchise partners in 19 countries.

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Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 2, 2019. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, risks related to COVID-19 and its impacts on our markets (including decreased customer traffic, closures of schools and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth), the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from COVID-19 or other disease outbreaks, foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Anthony Attardo, CFA, Director, Investor Relations, (201) 453-6693

(Tables follow)

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019
Net sales	$513,020	$530,558	$1,870,667	$1,938,084
Cost of sales	346,660	366,239	1,215,362	1,254,488
Gross profit	166,360	164,319	655,305	683,596
Selling, general and administrative expenses	113,183	132,534	478,120	498,343
Asset impairment charges	4,731	464	6,039	6,096
Other costs (income)	-	200	-	(1,055)
Depreciation and amortization	18,911	17,479	74,788	68,884
Operating income	29,535	13,642	96,358	111,328
Interest expense	(1,797)	(730)	(7,941)	(2,804)
Income before taxes	27,738	12,912	88,417	108,524
Provision for income taxes	3,497	889	15,117	7,564
Net income	$24,241	$12,023	$73,300	$100,960

Earnings per common share
Basic	$1.61	$0.75	$4.71	$6.10
Diluted	$1.61	$0.74	$4.68	$6.01

Weighted average common shares outstanding
Basic	15,027	16,134	15,547	16,542
Diluted	15,101	16,277	15,653	16,805

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019

Net income	$24,241	$12,023	$73,300	$100,960

Non-GAAP adjustments:
Asset impairment charges	4,731	464	6,039	6,096
Fleet optimization costs	1,104	-	2,297	-
Gymboree integration costs	1,076	-	2,144	-
Restructuring costs	690	633	2,808	3,149
Accelerated depreciation	478	665	3,145	1,211
Foreign exchange penalties	(2,200)	-	(2,200)	-
Omni-channel fulfillment operational inefficiencies	-	4,985	-	4,985
Organizational design costs	-	590	-	2,239
System transition costs	-	-	-	250
Distribution facility start-up costs	-	-	721	-
Distribution network review costs	-	374	-	752
Sales tax audit	-	470	-	(48)
Other income	-	-	-	(1,097)
Insurance claim settlement, net	-	-	-	(406)
Aggregate impact of Non-GAAP adjustments	5,879	8,181	14,954	17,131
Income tax effect (1)	(2,140)	(2,179)	(4,545)	(4,424)
Prior year uncertain tax positions (2)	-	(173)	135	(285)
Net impact of Non-GAAP adjustments	3,739	5,829	10,544	12,422

Adjusted net income	$27,980	$17,852	$83,844	$113,382

GAAP net income per common share	$1.61	$0.74	$4.68	$6.01

Adjusted net income per common share	$1.85	$1.10	$5.36	$6.75

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax related to uncertain tax positions.

	Fourth Quarter Ended		Year-To-Date Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019

Operating income	$29,535	$13,642	$96,358	$111,328

Non-GAAP adjustments:
Asset impairment charges	4,731	464	6,039	6,096
Fleet optimization costs	1,104	-	2,297	-
Gymboree integration costs	1,076	-	2,144	-
Restructuring costs	690	633	2,808	3,149
Accelerated depreciation	478	665	3,145	1,211
Foreign exchange penalties	(2,200)	-	(2,200)	-
Omni-channel fulfillment operational inefficiencies	-	4,985	-	4,985
Organizational design costs	-	590	-	2,239
System transition costs	-	-	-	250
Distribution facility start-up costs	-	-	721	-
Distribution network review costs	-	374	-	752
Sales tax audit	-	470	-	(48)
Other income	-	-	-	(1,097)
Insurance claim settlement, net	-	-	-	(406)
Aggregate impact of Non-GAAP adjustments	5,879	8,181	14,954	17,131

Adjusted operating income	$35,414	$21,823	$111,312	$128,459

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-To-Date Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019

Gross Profit	$166,360	$164,319	$655,305	$683,596

Non-GAAP adjustments:
Fleet optimization costs	512	-	(38)	-
Omni-channel fulfillment operational inefficiencies	-	2,593	-	2,593
Restructuring costs	-	-	-	1,239
Aggregate impact of Non-GAAP adjustments	512	2,593	(38)	3,832

Adjusted Gross Profit	$166,872	$166,912	$655,267	$687,428

	Fourth Quarter Ended		Year-To-Date Ended
	February 1,	February 2,	February 1,	February 2,
	2020	2019	2020	2019

Selling, general and administrative expenses	$113,183	$132,534	$478,120	$498,343

Non-GAAP adjustments:
Gymboree integration costs	(1,076)	-	(2,144)	-
Restructuring costs	(690)	(432)	(2,808)	(2,713)
Fleet optimization costs	(592)	-	(2,335)	-
Foreign exchange penalties	2,200	-	2,200	-
Omni-channel fulfillment operational inefficiencies	-	(2,392)	-	(2,392)
Organizational design costs	-	(590)	-	(2,490)
System transition costs	-	-	-	(250)
Distribution facility start-up costs	-	-	(721)	-
Distribution network review costs	-	(374)	-	(752)
Sales tax audit	-	(470)	-	48
Other income	-	-	-	1,097
Insurance claim settlement, net	-	-	-	406
Aggregate impact of Non-GAAP adjustments	(158)	(4,258)	(5,808)	(7,046)

Adjusted Selling, general and administrative expenses	$113,025	$128,276	$472,312	$491,297

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 1,	February 2,
	2020	2019*
Assets:
Cash and cash equivalents	$68,487	$69,136
Accounts receivable	32,812	35,123
Inventories	327,165	303,466
Other current assets	21,416	27,670
Total current assets	449,880	435,395

Property and equipment, net	236,898	260,357
Right-of-use assets	393,820	-
Tradenames, net	73,291	-
Other assets, net	27,508	31,294
Total assets	$1,181,397	$727,046

Liabilities and Stockholders' Equity:
Revolving loan	$170,808	$48,861
Accounts payable	213,115	194,786
Current lease liabilities	121,868	-
Accrued expenses and other current liabilities	89,216	87,752
Total current liabilities	595,007	331,399

Long-term lease liabilities	311,908	-
Other liabilities	39,295	81,210
Total liabilities	946,210	412,609

Stockholders' equity	235,187	314,437

Total liabilities and stockholders' equity	$1,181,397	$727,046

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

9

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	52 Weeks Ended	52 Weeks Ended
	February 1,	February 2,
	2020	2019

Net income	$73,300	$100,960
Non-cash adjustments	251,645	97,526
Working Capital	(147,043)	(58,572)
Net cash provided by operating activities	177,902	139,914

Net cash used in investing activities	(134,350)	(56,863)

Net cash used in financing activities	(44,374)	(259,183)

Effect of exchange rate changes on cash	173	749

Net decrease in cash and cash equivalents	(649)	(175,383)

Cash and cash equivalents, beginning of period	69,136	244,519

Cash and cash equivalents, end of period	$68,487	$69,136

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